Cadence Resources Receives Approval for AMEX Listing and Name Change

TRAVERSE CITY, Mich., May 22, 2006 -- Cadence Resources Corporation (OTC BB:
CDNR) today announced that the Company's application to list its shares on the American Stock Exchange (AMEX) has been approved. The Company anticipates that trading on the AMEX will commence at 9:30am on Wednesday, May 24, 2006, under the symbol "AOG", pending continued compliance with all listing requirements on that date.

Pursuant to shareholder approval granted at the Special Shareholders Meeting held on February 9, 2006, and effective with the commencement of trading on the AMEX, Cadence Resources Corporation has formally changed its name to Aurora Oil & Gas Corporation.

William W. Deneau, President and CEO stated, "The listing is another milestone in the history of our organization. We believe the exchange listing will provide the Company and its shareholders a number of benefits, such as increased visibility in the financial community, greater liquidity for our stock and a larger potential investor base that includes those who cannot invest in non-exchange-listed securities."

About Cadence Resources:

Cadence Resources is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production with its main operations in the Michigan Antrim Shale and Indiana New Albany Shale.

Contact:
            Cadence Resources Corporation
            Jeffrey W. Deneau, Investor Relations
            (231) 941-0073
            www.auroraogc.com

Statements regarding the anticipated benefits of being listed on AMEX are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the anticipated benefits described are based on reasonable assumptions, we can give no assurance that they will prove accurate. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, lower than expected financial performance, fluctuations within the trading markets as a whole, a reduced interest of the investment public in energy companies, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this release, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.
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Source: Cadence Resources Corporation